EXHIBIT 10.4

AGREEMENT AND PLAN OF COMPLETE LIQUIDATION OF
CAPITAL RESERVE LIFE INSURANCE COMPANY
INTO SECURITY NATIONAL LIFE INSURANCE COMPANY

THIS AGREEMENT AND PLAN OF COMPLETE LIQUIDATION (this “Agreement”) is made and entered into effective this 4th day of December, 2009, by and between CAPITAL RESERVE LIFE INSURANCE COMPANY, a Missouri domiciled insurance company (“Capital Reserve”), and SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah domiciled life insurance company ("Security National Life").

WITNESSETH:

WHEREAS, on December 20, 2007, Security National Life completed the purchase of all of the outstanding shares of Capital Reserve and, as a result, Capital Reserve became a wholly owned subsidiary of Security National Life;

WHEREAS, both corporations are involved in the same line of business, and it has been determined by the Boards of Directors of both Capital Reserve and Security National Life that it will be more efficient and profitable to have Capital Reserve liquidated into Security National Life;

WHEREAS, the Boards of Directors of both Capital Reserve and Security National Life do for said reasons and for the general welfare of said corporations and their respective stockholders, deem it advisable that Capital Reserve be liquidated into Security National Life; and

WHEREAS, this Agreement has been approved and authorized by resolutions adopted by the sole shareholder of Capital Reserve and the directors of each party.

NOW THEREFORE, in consideration of the premises and for the purposes of setting forth and prescribing the terms and conditions of such complete liquidation and the manner of carrying the same into effect, the parties hereto do hereby adopt the following plan of complete liquidation and agree as follows:

AGREEMENT

Section 1

It is intended that Capital Reserve be liquidated into Security National Life in essentially the same manner as the liquidation described in Private Letter Ruling 9847027 in order to achieve the same tax treatment and consequences under Section 332 of the Internal Revenue Code of 1986 and other applicable provisions described in said Letter Ruling.

Section 2

The liquidation of Capital Reserve and transfer of its business and operations to Security National Life shall be accomplished as follows:

(1)           Prior to December 31, 2009, but after the date of adoption of this Agreement, Security National Life shall exercise its right of recapture pursuant to Article II, Section 3 of the Reinsurance Agreement dated November 30, 2008, between Security National Life and Capital Reserve to recapture all of the policies and risks reinsured under that Reinsurance Agreement and, as a result, Security National Life will become primarily liable for the liabilities on the insurance contracts and annuities originally issued by Capital Reserve to its policyholders.  The assets transferred to Security National Life pursuant to such right of recapture shall have a fair market value equal to the assumed liabilities.

(2)           Simultaneously with the transfer of assets and liabilities made pursuant to the recapture in paragraph (1) above, all of the other assets of Capital Reserve not transferred in such recapture, as they exist at that time (except for Capital Reserve’s corporate charter, insurance licenses, and the minimum capital, if any, including cash and investments necessary to preserve its corporate existence (“Retained Assets”)), shall be distributed by Capital Reserve to Security National Life, and Security National Life shall assume all of the liabilities of every kind and description of Capital Reserve existing at that time.  Security National Life has no plan or intention to dispose of such assets.  The fair market value of Capital Reserve’s assets transferred to Security National Life pursuant to the recapture will equal its liabilities (including any amounts owed to Security National Life) immediately prior to the Final Liquidating Distribution, as defined below.  After this distribution, Security National Life will continue to own all of the stock of Capital Reserve, and Capital Reserve will be a corporate shell holding only the Retained Assets.

(3)           The simultaneous distributions described in paragraphs (1) and (2) above of this Section 2 will constitute the “First Liquidating Distribution.”  Within twelve months of the First Liquidating Distribution, Security National Life will either (i) sell the Capital Reserve stock to an unrelated business entity, or (ii) distribute the remaining assets to Security National Life in complete liquidation of Capital Reserve, which will constitute the “Second Liquidating Distribution.”  After such distribution, Capital Reserve will cease to exist.

(4)           Security National Life will file the statement described in Treasury Regulations, Section 332-6(b) and, if applicable, both Security National Life and Capital Reserve will file the statement described in Treasury Regulations, Section 381(b)-1(b)(3).

(5)           In implementing this Agreement, Security National Life and Capital Reserve shall each be responsible to comply with all regulatory requirements applicable to it.

Section 3

Capital Reserve will make all deeds, conveyances, assignments, bills of sale or assurances as are necessary or desirable to vest in Security National Life the title to any property or rights of Capital Reserve or to evidence such vesting, and will do all things as may be necessary, proper or appropriate to accomplish same.  It is agreed and intended by the parties that all such deeds, conveyances, assignments, bills of sale and assurances will be executed and delivered as part of the liquidating distributions described in Section 2.

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Section 4

This Agreement shall be signed on behalf of each party hereto by its President.  Each party to this Agreement agrees to comply with laws applicable to it in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAPITAL RESERVE LIFE INSURANCE COMPANY,
a Missouri corporation

Attest:	By: /s/ Scott M. Quist
Scott M. Quist, President

/s/ Jeffrey R. Stephens
Jeffrey R. Stephens, Secretary

SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation

Attest:	By: /s/ Scott M. Quist
Scott M. Quist, President

/s/ Jeffrey R. Stephens
Jeffrey R. Stephens, Secretary

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